Exhibit 10m
As amended
effective February 22, 2024

NORTHWEST NATURAL GAS COMPANY
EXECUTIVE ANNUAL INCENTIVE PLAN

This amended Executive Annual Incentive Plan (the “Plan”) is executed by Northwest Natural Gas Company, an Oregon corporation (the “Company”), effective February 22, 2024. Effective October 1, 2018, the Company became a wholly-owned subsidiary of Northwest Natural Holding Company (“Parent”) and holders of Company common stock became holders of Parent common stock (“Parent Common Stock”).

PURPOSE OF PLAN

The success of the Company is dependent upon its ability to attract and retain the services of key executives of the highest competence and to provide incentives for superior performance. The purpose of the plan is to advance the interests of the Company and its stakeholders through an incentive compensation program that will attract and retain key executives and motivate them to achieve performance goals.

PROGRAM TERM

This Plan is an annual incentive plan and each new calendar year commences a new Program Term. Each Program Term will begin on January 1 and conclude on December 31.

PARTICIPATION

All executive officers of the company and any other highly compensated employees as designated by the Company’s Organization and Executive Compensation Committee (the “Committee”) are eligible to receive awards (“Awards”) under the Executive Annual Incentive Plan.

At the beginning of each Program Term, the Committee shall determine eligibility for Awards and establish for each participant, the target incentive level as a percentage of year-end annualized based salary (“Target Award”). This information will be set forth in Exhibit I of the Plan document for the Program Term. Each such participating employee shall be referred to as a “Participant.”

To be eligible for payout of an Award the Participant must have a minimum of three months of service during the Program Term. If the Participant is a new employee or is newly eligible to participate in the Plan, that Participant must be in an eligible position on or before September 30 of the Program Term and will receive a prorated Award. In addition, the Participant must be employed by the Company or Parent on December 31 of the Program Term to be eligible for payout of the Award for the Program Term unless the Participant is eligible for a prorated Award as provided in the next two sentences. Eligibility for a prorated Award occurs when a Participant has three or more months of participation in the Program Term but the Participant’s employment is terminated prior to December 31 of the Program Term due to one of the following: Retirement (unless such Retirement results from a termination of the Participant’s employment by the Company or Parent for Cause), disability, and death. In addition, the Committee, in its discretion, may prorate an Award for a Participant who moves employment from the Parent or any direct or indirect subsidiary of the Parent to the Parent or any direct or indirect subsidiary of Parent during the Program Term. Prorated Awards will be determined by prorating the Participant’s final Award by multiplying the amount of the final Award by a fraction, the numerator of which is the number of days the Participant was employed by the Company during the Program Term and the denominator of which is 365.

If a Participant is a party to a Change in Control Severance Agreement with the Company or a parent or subsidiary of the Company, and Participant becomes entitled to a Change in Control Severance Benefit (as defined below) before the end of the Program Term, then within ten days after the Participant’s termination of employment such Participant will be paid a prorated Award equal to such person’s Target Award multiplied by a fraction, the numerator of which is the number of days during the Program Term they were employed by the Employer (as defined below) and the denominator of which is 365. A “Change in Control Severance Benefit” means the severance benefit provided for in Participant’s Change in Control Severance Agreement with the Company or a parent or subsidiary of the Company; provided, however, that such severance benefit is a “Change in Control Severance Benefit” for purposes of this Agreement only if, under the terms of Participant’s Change in Control Severance Agreement, Participant becomes entitled to the severance benefit (a) after a change in control of the Company has occurred, (b) because Participant’s employment with the Company or a parent or subsidiary of the Company (“Employer”) has been terminated by Participant for good reason in accordance with the terms and conditions of the Change in Control Severance Agreement or by Employer other than for cause, and (c) because Participant has satisfied any other conditions or requirements specified in the Change in Control Severance Agreement and necessary for Participant to become entitled to receive the severance benefit. For purposes of this paragraph, the terms “change in control,” “good reason,” “cause” and “disability” shall have the meanings set forth in Participant’s Change in Control Severance Agreement.

For a Participant who is not a party to a Change in Control Severance Agreement with Employer, if a Change in Control occurs during the Program Term and (a) Participant’s employment is terminated by Employer (or its successor) without Cause (as defined below) prior to the end of the Program Term, or (b) Participant’s employment is terminated by Participant for Good Reason (as defined below) prior to the end of the Program Term, then within ten days after the Participant’s termination of employment such Participant will be paid a prorated Award equal to such person’s Target Award multiplied by a fraction, the numerator of which is the number of days during the Program Term they were employed by Employer and the denominator of which is 365.

If a Change in Control occurs during the Program Term and a Participant remains employed by Employer through the end of the Program Term, such a Participant will receive a payout equal to their Target Award.

“Change in Control” shall mean the occurrence of any of the following events:
(a)    The consummation of:
(i)    any consolidation, merger or plan of share exchange involving Parent (a “Merger”) as a result of which the holders of outstanding securities of Parent ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger;
(ii)    any consolidation, merger, plan of share exchange or other transaction involving the Company as a result of which Parent does not continue to hold, directly or indirectly. at least 50% of the outstanding securities of the Company ordinarily having the right to vote for the election of directors; or
(iii)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of Parent or the Company;
(b)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted Parent’s Board of Directors (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or
(c)    Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than Parent or any employee benefit plan sponsored by Parent) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than Parent, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities, but disregarding any Voting Securities with respect to which that acquirer has filed SEC Schedule 13G indicating that the Voting Securities were not acquired and are not held for the purpose of or with the effect of changing or influencing, directly or indirectly, the Company’s management or policies, unless and until that entity or person files SEC Schedule 13D, at which point this exception will not apply to such Voting Securities, including those previously subject to a SEC Schedule 13G filing.
“Cause” shall mean (a) the willful and continued failure by a Participant to perform substantially the Participant’s assigned duties with the Company or Parent (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Participant by the Company or Parent which specifically identifies the manner in which the Participant has not substantially performed such duties, (b) willful commission by a Participant of an act of fraud or dishonesty resulting in economic or financial injury to the Company or Parent, (c) willful misconduct by a Participant that substantially impairs the Company’s or Parent’s business or reputation, or (d) willful gross negligence by a Participant in the performance of his or her duties.

“Good Reason” shall mean the occurrence after Shareholder Approval, if applicable, or the Change in Control, of any of the following circumstances, but only if (x) Participant gives notice to Employer of Participant’s intent to terminate employment for Good Reason within 30 days after the later of (1) notice to Participant of such circumstances, or (2) the Change in Control, and (y) such circumstances are not fully corrected by the Employer within 90 days after Participant’s notice:
    (a)    the assignment to Participant of a different title, job or responsibilities that results in a decrease in the level of Participant’s responsibility; provided that Good Reason shall not exist if Participant continues to have the same or a greater general level of responsibility for the former Employer operations after the Change in Control as Participant had prior to the Change in Control even though such responsibilities have necessarily changed due to the former Employer operations becoming a subsidiary or division of the surviving company;
(b)    a reduction by the Employer in Participant’s base salary as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;
(c)    the failure by Employer to continue in effect any employee benefit or incentive plan in which Participant is participating immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control (or plans providing Participant with at least substantially similar benefits) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control, or the taking of any action, or the failure to act, by Employer which would adversely affect Participant’s continued participation in any of such plans on at least as favorable a basis to Participant as is the case immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control or which would materially reduce Participant’s benefits in the future under any of such plans or deprive Participant of any material benefit enjoyed by Participant immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control;
(d)    the failure by the Employer to provide and credit Participant with the number of paid vacation days to which Participant is then entitled in accordance with the Employer’s normal vacation policy as in effect immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control; or
(e)    the Employer’s requiring Participant to be based more than 25 miles from where Participant’s office is located immediately prior to the earlier of Shareholder Approval, if applicable, or the Change in Control except for required travel on the Employer’s business to an extent substantially consistent with the business travel obligations which Participant undertook on behalf of the Employer prior to the earlier of Shareholder Approval, if applicable, or the Change in Control.
“Retirement” shall mean termination of employment after Participant is (a) age 62 with at least five years of service as an employee of the Company and Parent, or (b) age 55 with age plus years of service (including fractions) as an employee of the Company and Parent totaling at least 70.

“Shareholder Approval” shall be deemed to have occurred if the shareholders of Parent approve an agreement entered into by Parent, the consummation of which would result in the occurrence of a Change in Control.

In the event of a change in job position during the Program Term, the Committee may, in its discretion, increase or decrease the amount of a Participant’s Award to reflect such change.

INCENTIVE FORMULA

The formula for calculating Awards for each Program Term is as follows:

    COMPANY PERFORMANCE FACTOR

The Company performance goals in the Plan are intended to align the interest of Participants with those of the shareholders. The goals and the formula for determining the Company Performance Factor will be established by the Committee at the start of each Program Term and set forth as Exhibit II. The Committee may, at any time, approve adjustments to the calculation of the results under any Company performance goal to take into account such unanticipated circumstances or significant, non-recurring or unplanned events as the Committee may determine in its sole discretion, and such adjustments may increase or decrease the results. Possible circumstances that may be the basis for adjustments shall include, but not be limited to, any change in applicable accounting rules or principles; any gain or loss on the disposition of a business; impairment of assets; dilution caused by acquiring a business; tax changes and tax impacts of other changes; changes in applicable laws and regulations; changes in rate case timing; changes in the Company’s structure; and any other circumstances outside of management’s control.

PRIORITY/INDIVIDUAL PERFORMANCE FACTOR

The P/IPF weight used in calculating the Priority/Individual Performance Factor will be established for each Participant by the Committee at the beginning of the Program Term and set forth as part of Exhibit I. Also included in Exhibit I will be the CPF Factor Weight for the Company Performance Factor. Priority/Individual goals for each Participant will be established at the beginning of each Program Term and performance against these goals will be assessed by the Participant’s superior and approved by the C.E.O. at the end of the Program Term. This assessment will result in a rating on a scale of 0% to 175%. This rating is called the Priority/Individual Performance Factor. The Participant will not receive a payout under the Priority/Individual Performance component of an Award if the Priority/Individual Performance Factor is less than 50%.

ADMINISTRATION

Award payouts will be calculated and paid no later than the March 15 following the end of the Program Term. Award payouts are subject to tax withholding unless the Participant made a prior election to defer the Award payout under the terms of the Deferred Compensation Plan for Directors and Executives (“DCP”).

All Award payouts shall be audited by the Internal Audit department and approved by the Committee prior to payment.

The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. Decisions by the Committee shall be final and binding upon all parties affected by the Plan, including the beneficiaries of Participants.

The Committee may rely on information and recommendations provided by management. The Committee may delegate to management the responsibility for decisions that it may make or actions that it may take under the terms of the Plan, subject to the Committee’s reserved right to review such decisions or actions and modify them when necessary or appropriate under the circumstances. The Committee shall not allow any employee to obtain control over decisions or actions that affect that employee’s Plan benefits.

RECOUPMENT

Awards made pursuant to this Plan shall be subject to recoupment pursuant to the Company’s Code of Conduct and the Northwest Natural Holding Company Compensation Recovery Policy, as each may be amended, restated or modified from time to time.

AMENDMENTS AND TERMINATION

The Board has the power to terminate this Plan at any time or to amend this Plan at any time and in any manner that it may deem advisable.

IN WITNESS WHEREOF this Plan was duly amended effective as of February 22, 2024.

    NORTHWEST NATURAL GAS COMPANY

By:	/s/DAVID H. ANDERSON
David H. Anderson
President and Chief Executive Officer